Exhibit 10.2

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of December 19, 2023, (the “Effective Date”) by and between Atreca, Inc. (the “Company”), and John A. Orwin (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Company and Executive previously entered into that certain Amended and Restated Employment Agreement, dated November 11, 2020 (the “Employment Agreement”);

WHEREAS, the Company and Immunome, Inc. (“Immunome”) have entered into an Asset Purchase Agreement, dated on or about December 19, 2023 (the “Asset Purchase Agreement”), to provide for the sale of certain assets of the Company to Immunome (the “Asset Sale”);

WHEREAS, the Asset Sale constitutes a Change in Control (as such term is defined in the Employment Agreement);

WHEREAS, Executive believes it is in the best interest of the Company and its stockholders to enter into this Amendment to defer the receipt of certain severance benefits payable pursuant to the Employment Agreement in connection with the consummation of the Asset Sale; and

WHEREAS, the Parties wish to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.            Amendments to Employment Agreement.

Notwithstanding anything to the contrary in the Employment Agreement, Section 7.2(ii) of the Employment Agreement shall be struck and replaced with the following:

(ii)            Qualifying Termination in Connection with a Change in Control. In the event of a Qualifying Termination that occurs within the thirty (30)-day period prior to the closing of a Change in Control or within the (12)-month period following the closing of a Change in Control, Executive will be eligible to receive the following Severance Benefits from the Company:

a)            Severance.  The equivalent of:

(i) eighteen (18) months of Executive’s Base Salary in effect as of the date of Executive’s employment termination, subject to standard payroll deductions and withholdings (the “CIC Cash Severance”); provided, however, that of such amount twelve (12) months of Executive’s Base Salary shall initially be paid, and the remaining six (6) months of the Executive’s Base Salary shall only be paid in the event that Company stockholders have received a minimum liquidating distribution pursuant to that certain Plan of Dissolution of the Company, as approved by the Board on December 19, 2023, of at least $0.05 per share and all obligations of the Company have been paid, reserved, or otherwise resolved under applicable law, as determined by the Board in its discretion (the “Contingent Severance Conditions”);

(ii) Solely in the event that the Contingent Severance Conditions are fulfilled, as determined by the Board in its discretion, eighteen (18) months (i.e., 1.5x) of Executive’s target Annual Bonus for the applicable bonus year in which the termination of employment occurs, subject to standard payroll deductions and withholdings (the “Annual Bonus Severance”); and

(iii) eighteen (18) months of the cost of Executive’s COBRA premiums needed to continue Executive’s medical, dental and vision insurance coverage (including coverage for eligible dependents, if applicable) (the “CIC COBRA Severance”), subject to standard payroll deductions and withholdings; provided, however, that of such amount twelve (12) months of Executive’s CIC COBRA Severance shall initially be paid, and the remaining six (6) months of Executive’s CIC COBRA Severance shall only be paid in the event the Contingent Severance Conditions are fulfilled, as determined by the Board in its discretion.

The CIC Cash Severance, Annual Bonus Severance, and CIC COBRA Severance will be paid in a lump sum within sixty (60) days following Executive’s Separation from Service, provided the Separation Agreement (as described in Paragraph 8) has become effective; provided, however, that any such portion of the CIC Cash Severance, Annual Bonus Severance, and CIC COBRA Severance that are payable only upon the fulfillment of the Contingent Severance Conditions will be paid in a lump sum within sixty (60) days following the Board’s determination that the Contingent Severance Conditions have been fulfilled.  Executive may, but is not obligated to, use the CIC COBRA Severance payment toward the cost of COBRA premiums.

b)            Accelerated Vesting. Solely in the event that the Contingent Severance Conditions are fulfilled, as determined by the Board in its discretion, as additional Severance Benefits: (i) vesting of Executive’s time-based vesting Equity Awards shall be accelerated such that one hundred percent (100%) of the shares subject to such Equity Awards shall be deemed immediately vested, and exercisable (to the extent applicable), as of Executive’s last day of employment; and (ii) vesting of Executive’s performance-based vesting Equity Awards shall be accelerated as if all performance goals were achieved at the 100% level of performance applicable to such awards, and such number of shares subject to such Equity Awards shall be deemed immediately vested, and exercisable (to the extent applicable), as of Executive’s last day of employment.

Executive hereby expressly consents to this Amendment of the Employment Agreement and agrees and understands that the Executive will only be eligible to receive severance benefits from the Company as set forth pursuant to this Amendment. All other terms and provisions of the Employment Agreement shall remain in full force and effect.

2.            Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived only with the written consent of each Party hereto. Any amendment or waiver so effected shall be binding upon the Parties.

3.            Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

4.            Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents made and to be performed entirely within the State of California.

5.            Termination. If the Asset Purchase Agreement is terminated pursuant to its terms, then this Amendment shall be of no force and effect.

6.            Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.            Entire Agreement. This Amendment contains the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof; provided, however, that this Amendment modifies but does not supersede the Employment Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the day and year first above written.

Atreca, Inc.

/s/ Courtney J. Phillips
By: Courtney J. Phillips

Its: General Counsel and Corporate Secretary

John A. Orwin

/s/ John A. Orwin